Exhibit 21.1

Subsidiaries of the Registrant

The following are the subsidiaries of the Registrant:

	Name	Principal Activities	Country
1.	XP Investimentos S.A.	Holding	Brazil
2.	XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A.	Broker-dealer	Brazil
3.	XP Vida e Previdência S.A.	Private pension and insurance	Brazil
4.	Banco XP S.A.	Multipurpose bank	Brazil
5.	XP Controle 3 Participações S.A.	Financial Holding	Brazil
6.	XPE Infomoney Educação Assessoria Empresarial e Participações Ltda.	Digital Content services	Brazil
7.	Tecfinance Informática e Projetos de Sistemas Ltda.	Rendering of IT services	Brazil
8.	XP Corretora de Seguros Ltda.	Insurance Broker	Brazil
9.	XP Gestão de Recursos Ltda.	Asset management	Brazil
10.	XP Finanças Assessoria Financeira Ltda.	Investment consulting service	Brazil
11.	Infostocks Informações e Sistemas Ltda.	Mediation of information systems	Brazil
12.	XP Advisory Gestão Recursos Ltda.	Asset management	Brazil
13.	XP Vista Asset Management Ltda.	Asset management	Brazil
14.	XP Controle 4 Participações S.A.	Insurance holding	Brazil
15.	Leadr Serviços Online Ltda.	Social media	Brazil
16.	Spiti Análise Ltda.	Research	Brazil
17.	XP PE Gestão de Recursos Ltda.	Asset management	Brazil
18.	XP LT Gestão de Recursos Ltda.	Asset management	Brazil
19.	Chamaleon Bravery Unipessoal LDA	Investment Advisor (pending regulatory approval)	Portugal
20.	XP Investments UK LLP	Inter-dealer broker and Organized Trading Facility (OTF)	UK
21.	Sartus Capital LTD	Investment advisor	UK
22.	XP Private (Europe) S.A.	Investment advisor	Switzerland
23.	XP Holding UK Ltd	International financial holding	UK
24.	XP Investments US, LLC	Broker-dealer	USA
25.	XP Holding International LLC	International financial holding	USA
26.	XP Advisory US	Investment advisor	USA